Exhibit 99.1

FOR IMMEDIATE RELEASE

March 31, 2017

ART’S WAY MANUFACTURING ANNOUNCES FIRST QUARTER FISCAL 2017 FINANCIAL RESULTS

Conference Call Scheduled For March 31, 2017

ARMSTRONG, IOWA, March 31, 2017 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2017.

In conjunction with the release, the Company has scheduled a conference call for Friday, March 31, 2017 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss the first quarter fiscal 2017 financial results.

What: Art’s Way Manufacturing, Inc. First Quarter and Year to Date Fiscal 2017 Financial Results.

When: Friday, March 31, 2017 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Three Months Ended (Continuing Operations, Consolidated)
	February 28, 2017	February 29, 2016
Sales	$4,421,000	$5,713,000
Operating Income (Loss)	$(352,000)	$221,000
Net Income (Loss)	$(254,000)	$134,000
EPS (Basic)	$(0.06)	$0.03
EPS (Diluted)	$(0.06)	$0.03

Weighted Average Shares Outstanding:
Basic	4,126,012	4,074,338
Diluted	4,126,012	4,074,338

Sales: Our consolidated corporate sales of continuing operations for the three month period ended February 28, 2017 was $4,421,000 compared to $5,713,000 during the same period in 2016, a decrease of $1,292,000, or 22.6%. The quarterly decrease in revenue was primarily due to a continuation of the decreased demand for agricultural products that the industry has been experiencing over the last year. Quarterly revenue increased by 16.3% at Metals, while Manufacturing and Scientific revenues were down 19.8% and 58.9%, respectively. Consolidated gross margin for the three month period ended February 28, 2017 was 25.2%, compared to 28.5% for the same period in fiscal 2016.

Income (Loss) from Continuing Operations: Consolidated net (loss) from continuing operations was $(254,000) for the three month period ended February 28, 2017, compared to net income from continuing operations of $134,000 for the same period in 2016. The increased loss was primarily due to the decreased sales in our Manufacturing and Scientific segments.

Earnings (Loss) per Share from Continuing Operations: Loss per basic and diluted share from continuing operations for the first quarter of fiscal 2017 was ($0.06), compared to earnings per share from continuing operations of $0.03 for the same period in fiscal 2016.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “While the results of our fiscal first quarter demonstrate the persistence of the historic headwinds our business has faced in the past two years, we are pleased to report that business appears to be on the upswing at Art’s Way.  During the first quarter we experienced low levels of revenue due to slow incoming orders during the fourth quarter of 2016.  We are pleased to have seen an increase of 27% in backlog compared to the prior year due to new product launches and other initiatives we have pursued over the past year.  As such, we incurred additional engineering expenses, labor expenses, and other costs associated with growth in the first quarter while the corresponding revenue will come in the second and third quarters when new products are available to ship.

At this time, we are hiring in all reporting segments and while we have not yet felt the positive financial impact, we have managed to fundamentally improve our business amid weakness in the markets we serve by focusing intently on product quality, customer service, and new product development. We remain committed to improving our balance sheet by reducing inventory, borrowings, and parting with assets not associated with our future growth. We are pleased with the progress we are making on these fronts, and are optimistic for results in the upcoming quarters.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; and (iv) the timing of possible increases to revenues; and (v) the benefits of our business model, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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